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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                       (Amendment No. 1)*

                Culligan Water Technologies, Inc.

                        (Name of Issuer)

                  Common Stock ($.01 par value)

                 (Title of Class of Securities)

                            230029100

                         (CUSIP Number)

Check the following box if a fee is being paid with the statement
 /  /.   (A fee is not required only if the reporting person:  (1)
has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       Page 1 of 12 Pages

                          SCHEDULE 13G

CUSIP No. 230029100                       Page  2  of  12  Pages

1   NAME OF REPORTING PERSON
         Icahn, Carl C.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) /X/
                                                       (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0

12  TYPE OF REPORTING PERSON*
         IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                                SCHEDULE 13G

CUSIP No. 230029100                         Page  3  of  12  Pages

1   NAME OF REPORTING PERSON
         Starfire Holding Corporation (formerly known as Icahn Holding Corporation)

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) /X/
                                                         (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G


CUSIP No. 230029100                         Page  4  of  12  Pages

1   NAME OF REPORTING PERSON
         Highcrest Investors Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) /X/
                                                          (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G

CUSIP No. 230029100                         Page  5  of  12  Pages

1   NAME OF REPORTING PERSON
         ACF Industries Holding Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                               (b) / /

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G

CUSIP No. 230029100                         Page  6  of  12  Pages

1   NAME OF REPORTING PERSON
         ACF Industries, Incorporated

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) /X/
                                                       (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         New Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G

CUSIP No. 230029100                         Page  7  of  12  Pages

1   NAME OF REPORTING PERSON
         Unicorn Associates Corporation

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) /X/
                                                       (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G


CUSIP No. 230029100                         Page  8  of  12  Pages

1   NAME OF REPORTING PERSON
         Chelonian Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) /X/
                                                           (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                SCHEDULE 13G


CUSIP No. 230029100                         Page  9  of  12  Pages

1   NAME OF REPORTING PERSON
         Tortoise Corp.

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) /X/
                                                       (b) / /
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5   SOLE VOTING POWER
         0

6   SHARED VOTING POWER
         0

7   SOLE DISPOSITIVE POWER
         0

8   SHARED DISPOSITIVE POWER
         0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0

12  TYPE OF REPORTING PERSON*
         CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
        INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 230029100                         Page 10  of  12  Pages

                  SCHEDULE 13G-AMENDMENT NO. 1


     The undersigned hereby amends the Schedule 13G filing made on September 15, 1995 (the "Initial Filing") with regard to the common stock, par value $.01 per share ("Common Stock"), of Culligan Water Technologies, Inc., (the "Issuer") as set forth below. Unless otherwise indicated, capitalized terms contained herein shall have the meanings ascribed to them in the Registrants' prior 13G filing.

     1.   Item 2 (a)-(c) is amended by adding the following:

       Icahn Holding Corporation has changed its name to Starfire
     Holding Corporation.   Riverdale Investors Corp., Inc.  has
     been dissolved.

     2. Item 4 is amended by deleting the entire section and replacing it with the following:

          All shares of the Issuer held by the Reporting Persons have been sold.

     3. Item 5 is amended by deleting the entire section and replacing it with the following:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                        SCHEDULE 13G


     CUSIP No. 230029100    Page 11  of  12  Pages

                          SIGNATURE
                          ---------


          After reasonable inquiry and to the best of the knowledge and belief, of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13G concerning the Common Stock, par value $.01 per share of Culligan Water Technologies, Inc. is true, complete and correct.

     Dated:  February 14, 1997


                                  /s/ Carl C. Icahn
                                  -----------------------------
                                  Carl C. Icahn

                                  STARFIRE HOLDING CORPORATION

                                  By:/s/ Richard T. Buonato
                                     --------------------------
                                  Name:  Richard T.  Buonato
                                  Title:    Vice-President

                                  HIGHCREST INVESTORS CORP.

                                  By:/s/ Richard T. Buonato
                                     --------------------------
                                  Name:   Richard T.  Buonato
                                  Title:     Senior Vice-President

                                  ACF INDUSTRIES HOLDING CORP.

                                  By:/s/ Robert Mitchell
                                     --------------------------
                                  Name:   Robert Mitchell
                                  Title:     President

                                  ACF INDUSTRIES, INCORPORATED

                                  By:/s/ Robert Mitchell
                                     --------------------------
                                  Name:   Robert Mitchell
                                  Title:  Senior Vice-President-
                                          Finance

                                  UNICORN ASSOCIATES CORPORATION

                                  By:/s/ Edward E. Mattner
                                     --------------------------
                                  Name:   Edward E.  Mattner
                                  Title:     President

                        SCHEDULE 13G


     CUSIP No. 230029100    Page 12  of  12  Pages


                                  CHELONIAN CORP.

                                  By:/s/ Edward E. Mattner
                                     --------------------------
                                  Name:    Edward E.  Mattner
                                               President

                                  TORTOISE CORP.

                                  By:/s/ Edward E. Mattner
                                     --------------------------
                                  Name:    Edward E.  Mattner
                                  Title:      President